Exhibit 10(a)
PPL CORPORATION

INCENTIVE COMPENSATION PLAN
FOR KEY EMPLOYEES

ADOPTED JANUARY 1, 1997
Amended and Restated Effective October 25, 2018

PPL CORPORATION
INCENTIVE COMPENSATION PLAN
FOR KEY EMPLOYEES

EFFECTIVE AUGUST 1, 2013

	(dd) Restriction Period	II-11
	(ee) Retirement	II-11
	(ff) Termination	II-12

3	Effective Date and Duration	III-1

4	Administration of the Plan	IV-1

5	Grant of Awards and Limitation of Number of Shares Awarded	V-1

6	Eligibility	VI-1

7	Restricted Stock and Restricted Stock Units	VII-1

8	Stock Options	VIII-1

9	Amendment of the Plan	IX-1

10	Miscellaneous Provisions	X-1

11	Other Stock-Based Awards	XI-1

PPL CORPORATION

INCENTIVE COMPENSATION PLAN
FOR KEY EMPLOYEES

SECTION 1. PURPOSE.

The purpose of the Incentive Compensation Plan for Key Employees (the "Plan") is to provide a method whereby key employees of PPL Corporation, PPL Electric Utilities Corporation and other Affiliated Companies may be awarded additional remuneration in a manner which increases their ownership interest, aligns their interest with that of shareowners and encourages them to remain in the employ of PPL Corporation or an Affiliated Company.

SECTION 2. DEFINITIONS.

The following definitions are applicable to the Plan:
(a) "Absolute Share Limit" means 5% of the outstanding Common Stock of PPL Corporation as of January 1, 2003.
(b) "Affiliated Company" or "Affiliated Companies" shall mean any parent or subsidiaries of PPL Corporation (or companies under common control with PPL Corporation) which are members of the same controlled group of corporations (within the meaning of section 1563(a) of the Code) as PPL Corporation or are companies under common control with PPL Corporation (within the meaning of Section 414(c) of the Code).
(c) "Award" means, individually or collectively, Options, Restricted Stock, Restricted Stock Units, or Other Stock-Based Awards granted hereunder.

(d) "Beneficiary" means the beneficiary to be paid Common Stock or Dividend Equivalents, or to whom an Option is to be transferred, on the death of a Participant. The Participant may designate a Beneficiary in writing by filing a beneficiary form with the Administrator. An alternate Beneficiary may also be named. The last form on file with the Administrator shall control. If no Beneficiary or alternate Beneficiary is designated, or if they have predeceased the Participant, then the Beneficiary shall be the participant's estate.
(e) "Board" means the Board of Directors of PPL Corporation.
(f) "Cause" for termination by PPL Corporation or an Affiliated Company of a Participant's employment means (i) the willful and continued failure by Participant to substantially perform Participant's duties with PPL Corporation or an Affiliated Company (other than any such failure resulting from Participant's incapacity due to physical or mental illness or, if applicable, any such actual or anticipated failure after the issuance of any “Notice of Termination for Good Reason” by the Participant pursuant to any severance agreement between Participant and PPL Corporation or an Affiliated Company) after a written demand for substantial performance is delivered to Participant by the Board, which demand specifically identifies the manner in which the Board believes that Participant has not substantially performed Participant's duties, or (ii) the willful engaging by Participant in conduct which is demonstrably and materially injurious to PPL Corporation or an Affiliated Company, monetarily or otherwise. For purposes of clauses (i) and (ii) of this definition, (x) no act or failure to act, on Participant's part shall be deemed "willful" unless done, or omitted to be done, by Participant not in good faith and without reasonable belief that Participant's act, or failure to act, was in the best interest of PPL Corporation or an Affiliated

Company and (y) in the event of a dispute concerning the application of this provision, no claim by PPL Corporation or an Affiliated Company that Cause exists shall be given effect unless PPL Corporation or the Affiliated Company establishes to the Board by clear and convincing evidence that Cause exists.
If at the time of determination, a Participant is employed by an Affiliated Company, for purposes of this definition, the board of directors of such Affiliated Company shall be substituted for the Board.
(g) "Change in Control" means the occurrence of any one of the following events: (i) the following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, on the date hereof, constitute the Board of Directors of PPL Corporation and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of PPL Corporation) whose appointment or election by the Board of Directors of PPL Corporation or nomination for election by PPL Corporation's shareowners was approved or recommended by a vote of at least two‑thirds (2/3) of the directors then still in office who either were directors on the date hereof or whose appointment, election or nomination for election was previously so approved or recommended; (ii) any Person becomes the beneficial owner (within the meaning of Rule 13d‑3 under the Exchange Act), directly or indirectly, of securities of PPL Corporation representing 20% or more of the combined voting power of PPL Corporation's then outstanding securities entitled to vote generally in the election of directors; (iii) there is consummated a merger or consolidation of PPL Corporation or any direct or indirect subsidiary of PPL Corporation with any other corporation or other entity, other than (A) a merger or consolidation which would result in the voting securities of PPL Corporation outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of PPL Corporation or any subsidiary of PPL Corporation, at least 60% of the combined voting power of the securities of PPL Corporation or at least 60% of the combined voting power of the securities of such surviving entity or any parent thereof outstanding immediately after such merger or consolidation; or (B) a merger or consolidation effected to implement a recapitalization of PPL Corporation (or similar transaction) in which no Person is or becomes the beneficial owner, directly or indirectly, of securities of PPL Corporation (excluding in the securities beneficially owned by such Person any securities acquired directly from PPL Corporation or its Affiliates) representing 20% or more of the combined voting power of PPL Corporation's then outstanding securities; (iv) the shareowners of PPL Corporation approve a plan of complete liquidation or dissolution of PPL Corporation; or (v) the Board of Directors of PPL Corporation adopts a resolution to the effect that a "Change in Control" has occurred or is anticipated to occur.
(h) "CLC" means the Corporate Leadership Council of PPL Corporation or the successor senior management body responsible for setting policy for PPL Corporation.
(i) "Code" means the Internal Revenue Code of 1986, as may be amended from time to time. Reference in this Plan to any section of the Code shall be deemed to include any amendments or successor provisions to such section and any regulations promulgated thereunder.

(j) "Common Stock" means the common stock of PPL Corporation.
(k) "Date of Grant" means the date on which the granting of an Award is authorized by CLC or such later date as may be specified by CLC in such authorization.
(l) "Disability" or "Disabled" means the inability of the Participant to perform each and every duty pertaining to the Participant's regular occupation by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than six months.
(m) "Dividend Equivalents" means cash compensation paid to a Participant who has received an Award of Restricted Stock Units or Options, generally to be paid in the same amount and at the same time as dividends would be paid if the Participant actually owned the number of shares of Common Stock represented by such Restricted Stock Units or underlying such Options, as applicable. CLC shall have the discretion to adjust the value of Dividend Equivalents, to reflect changes in law or dividend paying practices of PPL Corporation. CLC shall also have discretion to award Dividend Equivalents to a Participant who has received Restricted Stock, to reflect changes in law or dividend paying practices of PPL Corporation.
(n) "Eligible Employee" means any person employed by PPL Corporation, or an Affiliated Company, on a regularly scheduled basis, during any portion of a period for which an Award can be made and who satisfies all of the requirements of Section 6 effective July 1, 2000.
(o) "Exchange Act" means the Securities Exchange Act of 1934, or amended from time to time.

(p) "Fair Market Value" means the closing sale price of the Common Stock as reflected in the New York Stock Exchange Composite Transactions on the date as of which Fair Market Value is being determined or, if no Common Stock is traded on the date as of which Fair Market Value is being determined, Fair Market Value shall be the closing price of the Common Stock as reflected in the New York Stock Exchange Composite Transactions on the next preceding day on which the Common Stock was traded.
(q) "Good Reason" for termination of Participant's employment with PPL Corporation or an Affiliated Company by such Participant means the occurrence (without Participant's express written consent) after a Change in Control or after a Potential Change in Control (treating all references to a “Change in Control” in clauses (i) through (vii), below, as including references to a “Potential Change in Control” to the extent appropriate ), of any one of the following acts, or failures to act, by PPL Corporation or an Affiliated Company:
(i)    the assignment to Participant of any duties inconsistent with Participant's status as an executive officer or key employee of PPL Corporation or an Affiliated Company or a substantial adverse alteration in the nature or status of Participant's responsibilities from those in effect immediately prior to a Change in Control;
(ii)    a reduction by PPL Corporation or an Affiliated Company of Participant's annual base salary as in effect immediately prior to date the Change of Control or Potential Change of Control occurs or as the same may be increased from time to time, except that across‑the‑board decreases uniformly affecting management, key employees and salaried employees of PPL Corporation or an Affiliated Company, or the business unit in which Participant is then employed shall not be treated as Good Reason;
(iii)    the relocation of Participant's principal work location to a location more than 30 miles from such work location immediately prior to a Change in Control, or PPL Corporation's or an Affiliated Company’s requiring the Participant to be based anywhere other than such principal place of employment (or permitted relocation thereof) except for required travel on PPL Corporation's or an Affiliated Company’s business to an extent substantially consistent with the Participant’s present business travel obligations as in effect immediately prior to the Change in Control;
(iv)    the failure by PPL Corporation or an Affiliated Company to pay to Participant any portion of Participant's current compensation or to pay to Participant any portion of an installment of deferred compensation under any deferred compensation program of PPL Corporation or an Affiliated Company, within seven (7) days of the date such compensation is due except for across‑the‑board compensation deferrals uniformly affecting management, key employees and salaried employees of PPL Corporation or an Affiliated Company, or the business unit in which Participant is then employed;
(v)    the failure by PPL Corporation or an Affiliated Company to continue in effect any compensation or benefit plan in which Participant participates immediately prior to a Change in Control which is material to Participant's total compensation, or any substitute plans adopted prior to a Change in Control, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan, or the failure by PPL Corporation or Affiliated Company to continue Participant's participation therein (or in such substitute or alternative plan) on a basis not materially less favorable, both in terms of the amount or timing of payment of benefits provided and the level of Participant's participation relative to other participants, as existed immediately prior to the Change in Control, or
(vi)    the failure by PPL Corporation or an Affiliated Company to continue to provide Participant with benefits substantially similar to those enjoyed by Participant under any of PPL Corporation’s or an Affiliated Company's pension, retirement, savings, life insurance, medical, health and accident, or disability plans in which Participant was participating immediately prior to a Change in Control, except for across‑the‑board changes to any such plans uniformly affecting all participants in such plans, the taking of any action by PPL Corporation or an Affiliated Company which would directly or indirectly materially reduce any of such benefits or deprive Participant of any material fringe benefit enjoyed by Participant immediately prior to a Change in Control, or the failure by PPL Corporation or an Affiliated Company to provide Participant with the number of paid vacation days to which Participant is entitled on the basis of years of service with PPL Corporation or an Affiliated Company in accordance with PPL Corporation's or an Affiliated Company's normal vacation policy in effect at the time of the Change in Control.
(vii)    any purported termination of the Participant’s employment which is not effected in the manner required by any severance agreement between the Participant and PPL Corporation or an Affiliated Company.
Participant's right to terminate his or her employment with PPL Corporation or an Affiliated Company for Good Reason shall not be affected by Participant's incapacity due to physical or mental illness. Participant's continued employment shall not constitute consent to, or a waiver of rights with respect to, any act or failure to act constituting Good Reason hereunder.
For purposes of any determination regarding the existence of Good Reason, any claim by the Participant that Good Reason exists shall be presumed correct unless PPL Corporation or an Affiliated Company establishes to the Board by clear and convincing evidence that Good Reason does not exist. If at the time of any such determination, the Participant is employed by an Affiliated Company, such determination shall be made by the board of directors of such Affiliated Company, rather than the Board.
(r) "Key Employee" means an Eligible Employee who in the opinion of CLC, has responsibility for the continued growth, development and financial success of PPL Corporation or its Affiliated Companies.
(s) "Minimum Vesting Requirement" means the requirement, with respect to any Award, that vesting of any portion or tranche of such Award does not occur any more rapidly than on the first anniversary of the grant date for such Award (or the date of commencement of employment or service, in the case of a grant made in connection with a Participant’s commencement of employment or service), or such later date as provided under this Plan with respect to certain Awards, other than (i) in connection with a Change in Control or (ii) as a result of a Participant’s death, Retirement or Disability; provided, that such Minimum Vesting Requirement will not be required on Awards covering, in the aggregate, a number of shares of Common Stock not to exceed 5% of the Absolute Share Limit. The Minimum Vesting Requirement will not prevent the CLC from accelerating the vesting of any Award in accordance with any of the provisions set forth in this Plan.

(t) "Option" or "Stock Option" means a nonqualified stock option granted under Section 8 with respect to Common Stock.
(u) "Other Stock-Based Awards" means an award granted under section 11.
(v) "Participant" means a Key Employee who has been granted an Award under the Plan.
(w) "Person" shall have the meaning given in section 3(a)(9) of the Exchange Act, as modified and used in sections 13(d) and 14(d) thereof; provided, however, a Person shall not include (i) PPL Corporation or any of its subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of PPL Corporation or any of its subsidiaries, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation owned, directly or indirectly, by the stockholders of PPL Corporation in substantially the same proportions as their ownership of stock of PPL Corporation.
(x) "Plan" means the PPL Corporation Incentive Compensation Plan for Key Employees, as amended (prior to February 14, 2000, the PP&L Resources Incentive Compensation Plan for Key Employees).
(y) "Potential Change in Control" means the occurrence of any one of the conditions set forth in the following clauses: (i) PPL Corporation enters into an agreement, the consummation of which would result in the occurrence of a Change in Control; (ii) any Person publicly announces an intention to take or to consider taking actions which if consummated would constitute a Change in Control; (iii) any Person is or becomes the beneficial owner, directly or indirectly, of securities of PPL Corporation representing 5% or more of the combined voting power of PPL Corporation then outstanding securities entitled to vote generally in the election of directors; or (iv) the Board adopts a resolution to the effect that, for purposes of this Plan, a Potential Change in Control has occurred.
(z) “PPL” means PPL Electric Utilities Corporation (prior to February 14, 2000, PP&L, Inc.).
(aa) "PPL Corporation" means PPL Corporation (prior to February 14, 2000, PP&L Resources, Inc.).
(bb) "Restricted Stock" means Common Stock awarded to a Participant under Section 7.
(cc) "Restricted Stock Unit" means an award based on the Fair Market Value of Common Stock, payable at a specified future time in a specified number of shares of Common Stock, and dependent on such conditions as CLC shall determine.
(dd) "Restriction Period" means that period of time determined by CLC pursuant to Section 7B that a Restricted Stock Award or Restricted Stock Unit Award is subject to a restriction on its transfer.
(ee)    "Retirement" means:
(i)    eligibility for commencement of benefits at the earliest date under the PPL Retirement Plan, or other defined benefit plan of a PPL affiliated company; or
(ii)    for Participants who are not covered by any defined benefit plan, termination of employment with PPL Corporation and all of its Affiliated Companies after (A) attaining age 55, or (B) for a Participant who at the time of termination of employment is an officer of PPL Corporation or any of its Affiliated Companies, after attaining age 50, if CLC, in its sole discretion, determines that such termination constitutes "Retirement" for purposes of this Plan.

(ff) "Termination" means a Participant's resignation or discharge from employment with PPL Corporation and all of its Affiliated Companies for any reason other than death, Disability or Retirement.

SECTION 3. EFFECTIVE DATE AND DURATION.

This Plan was effective as of January 1, 1997, last approved by shareowners on April 25, 2003 and is amended and restated effective October 25, 2018 to incorporate all amendments as of that date. The Plan shall continue in effect until all matters relating to the granting and exercise of Awards and the administration of the Plan have been settled.

SECTION 4. ADMINISTRATION OF THE PLAN.

The Plan shall be administered by CLC. CLC shall have full power and authority to make Awards to Key Employees pursuant to the provisions of the Plan in accordance with the Minimum Vesting Requirements, to interpret the provisions of the Plan, to supervise the administration of the Plan and to delegate any of the foregoing responsibilities to any such person who, in its sole discretion, it deems appropriate. Such person or persons shall be referred to as the "Administrator" herein.
All decisions made by CLC pursuant to the provisions of the Plan shall be final, conclusive and binding upon all parties affected thereby.

SECTION 5.    GRANT OF AWARDS AND LIMITATION OF NUMBER OF SHARES AWARDED.

CLC may, from time to time, grant Awards to one or more Key Employees, provided that: (i) subject to any adjustment pursuant to Section 10G, the maximum number of shares of Common Stock subject to Awards shall not exceed 2% of the outstanding

Common Stock of PPL Corporation on the first day of each calendar year commencing on and after January 1, 1999; (ii) the maximum number of Options awarded to any single Eligible Employee in any calendar year shall not exceed 1.5 million shares; provided that any portion of such maximum number of shares that has not been granted may be carried over and used in any subsequent years; (iii) to the extent that an Award lapses or is forfeited or the rights of the Participant to whom an Award was granted terminate, any shares of Common Stock subject to such Award shall again be available for the grant of an Award under the Plan; and (iv) shares delivered under the Plan may be authorized and unissued Common Stock, Common Stock held in the treasury of PPL Corporation or Common Stock purchased on the open market (including private purchases) in accordance with applicable securities laws. Notwithstanding the foregoing, but subject to any adjustment pursuant to Section 10G, CLC may not grant Awards under the Plan to the extent that the aggregate number of shares subject to Awards granted after approval of the Plan at the 2003 Annual Meeting of Shareowners of PPL Corporation, combined with shares issuable upon exercise of Options outstanding as of such Annual Meeting or upon the vesting of Restricted Stock Units outstanding as of such Annual Meeting, would exceed the Absolute Share Limit, unless the issuance of the shares of Common Stock subject to any such additional Awards has been approved by the shareowners of PPL Corporation.

SECTION 6. ELIGIBILITY.

Subject to the provisions of the Plan, CLC shall from time to time designate the Key Employees to whom Awards shall be granted and determine the form and amount of each such Award. No Eligible Employee of PPL Corporation or an Affiliated Company shall have any right to be granted an Award under the Plan.

SECTION 7. RESTRICTED STOCK, RESTRICTED STOCK UNITS.

A. Grants of Restricted Stock or Restricted Stock Units. An Award of Restricted Stock shall be granted in the form of shares of Common Stock, restricted as provided in this Section 7. An Award of Restricted Stock Units shall be granted as a notification to the Participant that a specified number of shares of Common Stock will be granted at the close of a Restriction Period. The Restricted Stock or Restricted Stock Units shall be issued without the payment of consideration by the Participant. The certificates for the Restricted Stock shall be issued, in the name of the Participant to whom the Award is made, shall be retained by PPL Corporation on behalf of the Participant and shall bear a restrictive legend prohibiting the sale, transfer, pledge or hypothecation of the Restricted Stock until the expiration of the Restriction Period. Awards of Restricted Stock made without the issuance of a certificate will be reflected in PPL Corporation's stock register in the appropriate Participant's name and with a notation that the shares are restricted.
CLC may also impose such other restrictions and conditions on the Restricted Stock or Restricted Stock Units as it deems appropriate.
Upon the issuance to a Participant of Restricted Stock, the Participant shall have the right (i) to vote the Restricted Stock, (ii) to receive cash dividends distributable with respect to such Restricted Stock, and (iii) if granted by CLC to reflect changes in law or dividend paying practices of PPL Corporation, to receive Dividend Equivalents. Upon issuance to a Participant of Restricted Stock Units, the Participant shall have the right, if granted by CLC, to receive an Award of Dividend Equivalents, which generally shall provide for payout until the earlier of the time Common Stock is issued under the terms of the Award of Restricted Stock Units, such Award is forfeited or such later time as determined by CLC in its discretion.
Upon completion of the Restriction Period for Restricted Stock and Restricted Stock Units, all restrictions on the Award will expire and certificates representing the Restricted Stock or Restricted Stock Units will be issued (or, in the case of Awards of Restricted Stock made without the issuance of certificates, the Administrator will cause the PPL Corporation's stock register to reflect the removal of such restrictions). As a condition precedent to the receipt of the above-referenced certificates or stock register entries, the Participant (or the Participant's Beneficiary or personal representative) will agree to make payment to PPL Corporation or an Affiliated Company of the amount of any federal, state or local taxes, payable by the Participant, which are required to be withheld by PPL Corporation or an Affiliated Company with respect to the Award.
B. Restriction Period. At the time a Restricted Stock or Restricted Stock Units Award is granted, CLC shall establish a Restriction Period applicable to such Award which shall be not less than three years. Each Restricted Stock or Restricted Stock Units Award may have a different Restriction Period. All Restricted Stock Units granted after December 31, 2004 shall have a mandatory Restriction Period, except in the case of death, if the Restriction Period has not lapsed as of the day prior to a termination of employment, of six calendar months from the day of termination of employment.
Notwithstanding the other provisions of this Section 7: (i) in the event of a Change in Control, the Restriction Periods on all Restricted Stock Awards previously granted shall lapse and in the event of a "Change in ownership or effective control" as defined by Treasury Regulations under Code Section 409A(a)(2)(A)(v), the Restriction Periods on all Restricted Stock Units shall lapse, and (ii) apart from a Change in Control, CLC is authorized in its sole discretion to accelerate the time at which any or all of the restrictions on all or any part of a Restricted Stock Award shall lapse or to remove any or all of such restrictions whenever CLC may decide that changes in tax or other laws or other circumstances arising after the granting of a Restricted Stock Award make such action appropriate.
C. Forfeiture or Payout of Award. During the Restriction Period, Restricted Stock or Restricted Stock Units Awards are subject to forfeiture or payout (i.e., removal of restrictions) as indicated for each of the following events:
(i) Termination – In this event, the Restricted Stock or Restricted Stock Units Award will be completely forfeited.
(ii) Retirement - In this event, Restricted Stock will be completely forfeited, but payout of the Restricted Stock Units Award will be made with complete removal of restrictions, but, for Restricted Stock Units granted after December 31, 2004, six calendar months after the last day of employment, if the Participant is eligible for retirement benefits. If retirement or severance benefits are payable under a separation program or policy, the restrictions will be modified, but only in accordance with the express terms of such separation program or policy, and in the absence of such express terms there shall be a complete forfeiture of Restricted Stock or Restricted Stock Units.
(iii) Disability - In this event, payout of the Restricted Stock or Restricted Stock Units Award will be made with complete removal of restrictions, but payout of the Restricted

Stock Units granted after December 31, 2004 shall not be made until six calendar months after the event of disability.
(iv) Death - In this event, payout of the Restricted Stock or Restricted Stock Units Award will be made with complete removal of restrictions to the Beneficiary.
(v) Conversions between Restricted Stock and Restricted Stock Units. CLC has the discretion to convert with the consent of the Participant any or all Restricted Stock into Restricted Stock Units of equivalent value, and to convert any or all Restricted Stock Units into Restricted Stock of equivalent value, prior to the end of the applicable Restriction Period, but a conversion of Restricted Stock into Restricted Stock Units shall not be implemented less than 12 months prior to the end of the applicable Restriction Period, and the new Restriction Period shall lapse at least 5 years after the end of the old Restriction Period. Upon any such conversion, the Restricted Stock or Restricted Stock Units so converted will be completely forfeited, and the Participant shall have the rights with respect to Restricted Stock, Restricted Stock Units and Dividend Equivalents (if applicable) as may be specified in the conversion notice.
Notwithstanding anything in this Section 7C to the contrary, in the event that prior to any payout of Common Stock a Participant described in this section 7C violates any noncompete agreements between Participant and PPL Corporation or an Affiliated Company, his Restricted Stock or Restricted Stock Units Award, and any Dividend Equivalents, will be completely forfeited.
In any instance where payout of a Restricted Stock or Restricted Stock Units Award is to be prorated, CLC may choose in its sole discretion to provide the Participant

(or the Participant's Beneficiary) with the entire Award rather than the prorated portion thereof.
Any Restricted Stock which is forfeited hereunder will be transferred to PPL Corporation.
D. Section 83(b) Election. As a condition of receiving Restricted Stock, a Participant shall agree in writing to notify PPL Corporation within 30 days of the Date of Grant whether or not the Participant has made an election under section 83(b) of the Code to report the value of the Restricted Stock as income on the Date of Grant.

SECTION 8. STOCK OPTIONS.

A. Grant of Option. One or more Options may be granted to any Key Employee designated by CLC in such amounts and subject to such terms and conditions as CLC may from time to time in its sole discretion determine, but which are consistent with the terms of this Plan. In connection with the grant of an Option, CLC may also grant an Award of Dividend Equivalents, which shall provide for payout until the earlier of the time that such Option is exercised, the term of such Option ends or such later time as determined by CLC in its discretion.
B.     Notification of the Grant of an Option. Each Option granted under the Plan shall be evidenced by a Notification of the Grant of an Option ("Notification"). The Notification shall contain such provisions as determined appropriate by CLC; provided, however, that each Notification must at a minimum include the following terms and conditions: (i) that the Options are exercisable either in whole or in part, with a partial exercise not affecting the exercisability of the balance of the Option; (ii) every share of

Common Stock purchased through the exercise of an Option shall be paid for in full at the time of the exercise; (iii) each Option shall cease to be exercisable, as to any share of Common Stock, upon the first to occur of (a) the Participant's purchase of the Common Stock to which the Option relates; or (b) the lapse of the Option; and (iv) unless authorized by CLC, Options shall not be transferable by the Participant except by will or the laws of descent and distribution and shall be exercisable during the Participant's lifetime only by the Participant or by the Participant's guardian or legal representative.
C. Exercise of an Option. A Participant shall exercise an Option by executing and delivering to PPL Corporation an "Election to Exercise an Option." The Election to Exercise an Option shall be in such form and shall contain such provisions consistent with the terms of this Plan and the Notification with respect to such Option, as are determined by CLC. Notwithstanding the foregoing, if CLC determines that issuance of shares of Common Stock should be delayed pending (A) registration under federal or state securities laws, (B) the receipt of an opinion of counsel satisfactory to CLC that an appropriate exemption from such registration is available, (C) the listing or inclusion of the shares of Common Stock on any securities exchange or an automated quotation system or (D) the consent or approval of any governmental regulatory body whose consent or approval is necessary in connection with the issuance of such Common Stock, CLC may defer exercise of any Option granted hereunder until any of the events described in this sentence has occurred.
D.     Option Price. The Option price per share of Common Stock shall be set forth in the Notification, but shall not be less than 100% of the Fair Market Value per share as of the Date of Grant.

E.     Form of Payment. At the time of the exercise of the Option, the Option price shall be in United States dollars by (i) check or (ii) by such other mode of payment as CLC may approve, including payment through a broker in accordance with procedures permitted by Regulation T of the Federal Reserve Board.
F.     Other Terms and Conditions. Provided the Option price is paid in full, the Option shall be exercisable in whole or in part in such manner and during such periods as shall be set forth in the Notification.
G.     Right to Exercise.
(a)    Notwithstanding anything in this Plan to the contrary other than the last sentence of Section 8(J), effective May 1, 2002, CLC is authorized in its sole discretion to accelerate the time at which all or any part of an Option may be exercisable.
(b)    Each Participant must remain in the continuous employ of PPL Corporation or an Affiliated Company for one year from the date the Participant's Option is granted before the Participant can exercise any part thereof; provided, that such one year of continuous employment requirement shall not apply to an Option and an Option shall be exercisable in full (i) if a Change in Control occurs prior to the end of such one year period, or (ii) subject to (c) below, the Participant's Retirement occurs prior to the end of such one year period. Following the satisfaction of the one year of continuous employment requirement (or at the time such requirement is no longer applicable as a result of a Change in Control, a Participant's Retirement or a modification of the Option by CLC), the Option will be exercisable as follows:
(i)    Each Option shall be exercisable in its entirety or in such installments, which need not be equal, and upon such contingencies, as CLC shall determine in its discretion, provided that in no event shall the right to exercise an Option extend beyond the day before the tenth anniversary of the Date of Grant.
(ii)    The right to exercise a portion of the Option included in any exercisable installment is cumulative; once such right has become exercisable, it may be exercised in whole at any time or in part from time to time until the expiration of the Option term.
(c)    Unless specifically prohibited by the terms of the Option, all restrictions on exercise of an Option, including the one year of continuous employment requirement, shall lapse and the Option shall be immediately exercisable on the date of a Participant's Retirement, provided the Participant does not receive improved retirement benefits under a separation program or policy. If the Participant receives improved retirement benefits under a separation program or policy, the restrictions on the exercise of an Option shall be modified only in accordance with the express terms of such separation program or policy.
H.    Term of Option. At the time an Option is granted, CLC shall establish an Option term applicable to such Award. Except as otherwise provided in this Plan or in the Notification, the Option term for any Award shall not end later than the earliest of the following:
(a)    the date a Participant violates any noncompete agreement entered into by the Participant and PPL Corporation or an Affiliated Company;
(b)    the day before the tenth anniversary of the Date of Grant for such Award; or
(c)    the applicable date below:

(1)    Termination ‑ The Option term with respect to all Awards to a Participant who has a Termination that is not for Cause shall end 60 days after the date of such Termination; provided, however, that CLC is authorized in its sole discretion to extend the Option term for a reasonable period after such 60 day period. The Option term with respect to all Awards to a Participant who has a Termination for Cause shall end on the date of Termination.
(2)    Retirement, Death or Disability – The Option term with respect to all Awards to a Participant who has a death or Disability shall end 36 months after the date of such death or Disability. The Beneficiary shall have the right to exercise the Option in the event of the Participant's death. The Option term with respect to all awards to a Participant who has a Retirement shall end on the earlier of the date specified in paragraph (a) or (b), above.
(3)    Change in Control ‑ Notwithstanding anything in this Section 8H to the contrary, the Option term with respect to all outstanding Options and all Awards to a Participant, following a Change in Control, shall end on the earlier of the date specified in paragraph (a) or (b), above.
I.     Rights as a Shareowner. A Participant or a transferee of a Participant shall have no rights as a shareowner with respect to any shares of Common Stock covered by an Option until the date of the issuance of a certificate for such shares of Common Stock (or, in the case of shares issued without the issuance of a certificate, the date of the entry of ownership of such shares in PPL Corporation's stock register). No adjustment shall be made for dividends (ordinary or extraordinary, whether in cash, securities or other property) or distributions or other rights for which the record date is prior to the date such certificate is issued (or stock register entry is made), except as provided in Section 10G.
J.     Modification, Extension and Renewal of Options. Subject to the terms and conditions and within the limitations of the Plan, CLC may modify, extend or renew outstanding Options granted under the Plan. Notwithstanding the foregoing, no modification of an Option shall serve to reduce the exercise price of an Option, except as contemplated in Section 10G, nor, without the consent of the Participant, alter or adversely affect the rights or obligations of a Participant under any Option previously granted under the Plan.
K.     No Obligation to Exercise Option. The granting of an Option shall impose no obligation on the Participant to exercise such Option.

SECTION 9. AMENDMENT OF THE PLAN.

CLC may at any time and from time to time alter, amend, suspend or terminate the Plan in whole or in part, except no such action may be taken without the consent of the Participant to whom any Award shall previously have been granted, which adversely affects the rights of such Participant concerning such Award, except as such termination or amendment of the Plan is required by statute, or rules and regulations promulgated thereunder.

SECTION 10. MISCELLANEOUS PROVISIONS.

A. Nontransferability. No benefit or right provided under the Plan shall be subject to alienation or assignment by a Participant (or by any person entitled to such benefit pursuant to the terms of the Plan) or subject to attachment or other legal process of whatever nature. Any attempted alienation, assignment or attachment shall be void and of no effect. Payment shall be made only to the Participant entitled to receive the same or to the Participant's authorized legal representative. If the Participant has died, payment shall be made to the Beneficiary. Deposit of any sum in any financial institution to the credit of any Participant (or of a person entitled to such sum pursuant to the terms of the Plan) shall constitute payment to that Participant (or such person). PPL Corporation and its Affiliated Companies will observe the terms of the Plan unless and until ordered to do otherwise by a state or federal court. As a condition of participation, each Participant agrees to hold PPL Corporation and all Affiliated Companies harmless from any claim that arises out of PPL Corporation or an Affiliated Company obeying any such order whether such order affects a judgment of such court or is issued to enforce a judgment or order of another court.
B. No Employment Right. Neither this Plan nor any action taken hereunder shall be construed as giving any right to be retained as an employee of PPL Corporation or an Affiliated Company.
C. Tax Withholding. Whenever under the Plan Common Stock is to be delivered pursuant to an Award, PPL Corporation may require as a condition of delivery that Participant remit an amount sufficient to satisfy all federal, state and local tax withholding requirements related thereto. In addition, PPL Corporation may deduct from any salary or other payment due to such Participant, an amount sufficient to satisfy all federal, state and local tax withholding requirements related to the delivery of Common Stock under the Plan. Without limiting the generality of the foregoing, Participant may elect to satisfy all or part of foregoing withholding requirements by delivery of unrestricted shares of Common Stock owned by Participant having a Fair Market Value (determined as of the date of such delivery by Participant) equal to all or part of the amounts to be so withheld. PPL Corporation may permit any such delivery to be made by withholding shares of Common Stock from the shares otherwise issuable pursuant to the Award giving rise to the tax withholding obligation (in which event the shares shall be valued at their fair market value under any reasonable valuation method permitted by IRS regulations for withholding purposes, which shall be consistently applied).
D. Government and Other Regulations. The obligation of PPL Corporation to make payment for any Awards shall be subject to all applicable laws, rules and regulations, and to such approvals by any government agencies as CLC may determine in its sole discretion to be required.
E. Indemnification. Each person who is or at any time serves as a member of the Board, or CLC shall be indemnified and held harmless by PPL Corporation against and from: (i) any loss, cost, liability or expense that may be imposed upon or reasonably incurred by such person in connection with or resulting from any claim, action, suit or proceeding to which such person may be a party or in which such person may be involved by reason of any action or failure to act under the Plan; and (ii) any and all amounts paid by such person in satisfaction of judgment in any such action, suit or proceeding relating to the Plan. Each person covered by this indemnification shall give PPL Corporation an opportunity, at its own expense, to handle and defend the same before such person undertakes to handle and defend it on such person's own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the bylaws of PPL Corporation, as a matter of law, or otherwise, or any power that PPL Corporation may have to indemnify such person or hold such person harmless.
F. Reliance on Reports. Each member of the Board and CLC shall be fully justified in relying or acting in good faith upon any report made by the independent public accountants of, or counsel for, PPL Corporation and upon any other information furnished in connection with the Plan. In no event shall any person who is or shall have been a member of the Board or CLC be liable for any determination made or other action taken or any failure to act in reliance upon any such report or information or for any action taken, including without limitation the furnishing of information, or failure to act, if in good faith.
G. Changes in Capital Structure. In the event of any change in the outstanding shares of Common Stock by reason of any stock dividend or split, recapitalization, combination or exchange of shares or other similar changes in the Common Stock (provided that any such event qualifies as a “corporate transaction” as defined in Treasury Regulation 1.424 – 1(a)(3)), appropriate adjustments shall be made (in accordance with Treasury Regulation 1.409A – 1(b)(5)(v)(D)) in the shares of Restricted Stock or Restricted Stock Units and Dividend Equivalents, if any, theretofore awarded to the Participants, the shares of Common Stock subject to outstanding and unexercised Options and the aggregate number of shares of Common Stock which may be awarded pursuant to the Plan. Such adjustments shall be conclusive and binding for all purposes. Additional shares of Restricted Stock issued to a Participant as the result of any such change shall bear the same restrictions as the shares of Common Stock to which they relate.

H. Company Successors. In the event PPL Corporation becomes a party to a merger, consolidation, sale of substantially all of its assets or any other corporate reorganization in which PPL Corporation will not be the surviving corporation or in which the holders of the Common Stock will receive securities of another corporation, then such other corporation shall assume the rights and obligations of PPL Corporation under this Plan.
I. Governing Law. All matters relating to the Plan or to Awards granted hereunder shall be governed by the laws of the Commonwealth of Pennsylvania without regard to its conflict of laws principles.
J. Relationship to Other Benefits. Awards under the Plan shall not be taken into account in determining any benefits under any pension, retirement, profit sharing, disability or group insurance plan of PPL Corporation or an Affiliated Company except as may be required by federal tax law and regulations or to meet other applicable legal requirements.
K. Expenses. The expenses of administering the Plan shall be borne by PPL Corporation and the Affiliated Companies whose Eligible Employees have been granted Awards.
L. Titles and Headings. The titles and headings of the sections in the Plan are for convenience of reference only, and in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control.

SECTION 11. OTHER STOCK-BASED AWARDS

CLC, in its sole discretion, may grant awards of Common Stock, awards of restricted shares and awards that are valued in whole or in part by reference to, or are otherwise based on the Fair Market Value of, Common Stock (“Other Stock-Based Awards”). Such Other Stock-Based Awards shall be in such form, and dependent on such conditions, as CLC shall determine, including, without limitation, the right to receive one or more shares of Common Stock (or the equivalent cash value of such Common Stock) upon the completion of a specified period of service, the occurrence of an event and/or the attainment of performance objectives. Other Stock-Based Awards may be granted alone or in addition to any other Awards granted under the Plan. Subject to the provisions of the Plan, CLC shall determine to whom and when Other Stock-Based Awards will be made; the number of Common Stock to be awarded under (or otherwise related to) such Other Stock-Based Awards; whether such Other Stock-Based Awards shall be settled in cash, Common Stock or a combination of cash and Common Stock; and all other terms and conditions of such Awards (including, without limitation, the vesting provisions thereof).